THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE REGULATION OF ANY STATE AND IS NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 12.1 OF THE PURCHASE AGREEMENT REFERRED TO HEREIN.

THIS NOTE IS SECURED PURSUANT TO THE TERMS OF THE LOAN AGREEMENT REFERRED TO HEREIN.

20% SECURED SUBORDINATED CONVERTIBLE TRANCHE B NOTE
DUE OCTOBER 27, 2011

DATED OCTOBER 27, 2009

FOR VALUE RECEIVED, Coachmen Industries, Inc., an Indiana corporation (“Coachmen”), All American Homes, LLC, an Indiana limited liability company, All American Homes of Colorado, LLC, a Colorado limited liability company, All American Homes of Georgia, LLC, a Georgia limited liability company, All American Homes of Indiana, LLC, an Indiana limited liability company, All American Homes of Iowa, LLC, an Iowa limited liability company, All American Homes of North Carolina, LLC, a North Carolina limited liability company, All American Homes of Ohio, LLC, an Ohio limited liability company, All American Building Systems, LLC, an Indiana limited liability company, All American Specialty Vehicles, LLC, an Indiana limited liability company, Coachmen Motor Works, LLC, an Indiana limited liability company, Coachmen Motor Works of Georgia, LLC, a Georgia limited liability company, Consolidated Building Industries, LLC, an Indiana limited liability company, Consolidated Leisure Industries, LLC, an Indiana limited liability company, Coachmen Operations, Inc., an Indiana corporation, Coachmen Properties, Inc., an Indiana corporation, Mod-U-Kraf Homes, LLC, a Virginia limited liability company, and Sustainable Designs, LLC, an Indiana limited liability company (each a “Borrower” and collectively with Coachmen, the “Borrowers”) hereby jointly and severally promise to pay to the order of H.I.G. All American, LLC, a Delaware limited liability company, or its registered assigns (the “Holder”), the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) as set forth herein.  Terms used herein and not otherwise defined have the meanings set forth in Section 15 hereof.

1.           Principal.  The Borrowers shall pay to the order of the Holder on October 27, 2011 (or, if such day is not a Business Day, on the next succeeding Business Day) (the “Maturity Date”), TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), together with all accrued and unpaid interest thereon as set forth in Section 2.

2.           Interest.

(a)           Interest Rate.  Interest on this Note shall commence accruing on the Closing Date on the principal balance of this Note at a rate of 20% per annum until the entire principal amount hereof shall have become due and payable (whether at maturity or at a date fixed for repurchase or by acceleration or declaration or otherwise).  Interest may be paid in cash semi-annually on March 30 and October 30 of each year (or, if such day is not a Business Day, on the next succeeding Business Day), commencing March 30, 2010 (such dates are “Interest Payment Dates”), and, if not paid in cash on the appropriate Interest Payment Date, shall be paid in PIK Interest as provided in section 2(c).  All interest shall be computed for the actual number of days elapsed on the basis of a 360-day year.

(b)           Delay Interest.  The interest rate set forth in (a) above is subject to increase at the Delay Rate as set forth in the Registration Rights Agreement.

(c)           PIK Interest.  Any interest payable hereunder shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”), and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash in accordance with Section 3 on or prior to the applicable Interest Payment Date.  All PIK Interest that has accrued and has not been paid in cash shall be payable in cash on the Maturity Date.  The Borrowers shall not issue additional promissory notes to represent the PIK Interest, and, in lieu thereof, the Holder shall keep a ledger of the amount of PIK Interest that has accrued, which ledger shall be presumed to be correct.

(d)           Maximum Lawful Rate.  Notwithstanding anything to the contrary in this Section 2, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments that are treated as interest under applicable law, as provided for herein or in the Loan Agreement or any other document executed in connection herewith or therewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), the Borrowers shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.  As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

3.           Payments.  Whenever any payment of cash is to be made by the Borrowers to the Holder, such payment shall be made in U.S. dollars by wire transfer of immediately available to the Holder’s account not later than 12:00 Noon (New York time) on the date due unless such day is not a Business Day, in which case the Borrowers shall make such payment on the next succeeding Business Day, and interest shall accrue on the aggregate amount of such payment until such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount.

4.           Conversion.  This Note is convertible into shares of Common Stock on the terms and conditions set forth in this Section 4.

(a)           Right to Convert.

(i)           At any time after the Closing Date and before the close of business on the Maturity Date, the Holder shall have the right, at its option, to convert the principal amount of this Note (including any PIK Interest), or any portion thereof, net of the Unexercised Discount, into that number of fully paid and nonassessable shares of Common Stock (as such shares shall then be constituted) obtained by dividing the principal amount of this Note or portion thereof surrendered for conversion, together with any accrued and unpaid interest thereon, by the current conversion price in effect at such time, by surrendering the Note to be so converted in whole or in part in the manner provided in Section 4(b).  The initial conversion price is $0.979 per share of Common Stock.

(ii)           On the Closing Date, Coachmen has outstanding options to acquire 78,900 shares of Common Stock with exercise prices greater than $10, as set forth on Annex B (as adjusted for stock splits, etc., the “Out-of-Money Options”).  The parties intend that the number of shares of Common Stock issuable upon conversion of this Note will be reduced by 30% of the Out-of-Money Options that are not exercised.  Consequently, as the holders of the Out-of-Money Options exercise such options, from time to time (A) the Unexercised Discount will decline and (B) the number of shares of Common Stock issuable upon conversion of this Note will increase.

(iii)           In the event the Borrowers breach Section 8.21(a) of the Loan Agreement prior to the date the Holder seeks to convert this Note into Common Stock (whether or not such breach is subsequently waived), the conversion price will be reduced to allow the Holder to receive $1.5 million more of Common Stock upon conversion of this Note than the Holder would have otherwise received had such default not occurred.  To effectuate the foregoing, Coachman shall divide $1.5 million by the Default Price (as defined below) of the Common Stock to obtain the number of additional shares of Common Stock to be received upon conversion of this Note (the “Default Shares”).  The conversion price immediately prior to conversion (after all other adjustments have been made) shall be reduced to that number which allows the Holder to receive the number of shares of Common Stock it would otherwise receive upon conversion plus the Default Shares.  The “Default Price” shall mean the average trading price of the Common Stock for the ninety (90) days after Coachmen files its next Form 10-Q (or Form 10-K if such form is the next quarterly report to be filed) after the date of the breach of Section 8.21(a).

(b)           Exercise of Conversion Privilege.

(i)           In order to exercise the conversion privilege in whole or in part, the Holder shall surrender such Note, duly endorsed on the Note (or by letter), at the principal executive office of Coachmen and shall give written notice of conversion in the form provided on Annex A hereto (or such other notice that is acceptable to Coachmen) that the Holder elects to convert such Note or the portion thereof specified in said notice.  Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock that will be issuable on such conversion will be issued.  If the shares of Common Stock issuable upon the conversion of all or a portion of the Note are to be issued other than to the Holder, the surrendered Note shall be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to, Coachmen, duly executed by the Holder or its duly authorized attorney.

(ii)           As promptly as practicable after the surrender of such Note and the receipt of such notice, Coachmen shall issue and shall deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Note or portion thereof in accordance with the provisions of this Section 4 and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 4(c) hereof.  If any Note shall be surrendered for partial conversion, Coachmen shall execute and deliver to the Holder, at no charge, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note.

(iii)           Each conversion shall be deemed to have been effected on the date on which such Note and such notice was received by Coachmen, and as of such date the Holder shall be deemed the holder of record of the Common Stock issuable upon such conversion of the Note; provided, however, that if such surrender occurs on a date when the stock transfer books of Coachmen are closed, the Holder shall be deemed the record holder of such Common Stock for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion price in effect on the date upon which such Note was surrendered.

(c)           Cash Payments in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Notes.  If more than one Note is surrendered for conversion at one time by the Holder, the number of full shares that are issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered and any interest accrued thereon.  If any fractional share of Common Stock would be issuable upon the conversion of any Note or Notes, Coachmen shall make an adjustment therefor in cash at the current market value thereof.  The current market value of a share of Common Stock shall be the Closing Price on the first business day immediately preceding the day on which the Notes (or specified portions thereof) are deemed to have been converted.

(d)           Current Conversion Price.  The term “conversion price” shall mean initially $0.979 per Share, subject to adjustment.  For purposes of this Section 4(d), the conversion price of $0.979 shall be deemed to have become effective at the close of business on the Closing Date but shall be subject to adjustment as set forth in Section 4(e) hereof.  The term “current conversion price” as used herein shall mean the conversion price, as the same may be adjusted from time to time as hereinafter provided, in effect at any given time.  In determining the current conversion price, the result shall be expressed to the nearest $0.01, but any such lesser amount shall be carried forward and shall be considered at the time of and together with the next subsequent adjustment which, together with any adjustments to be carried forward, amount to $0.01 per Share or more.

(e)           Adjustment of Conversion Price.  The conversion price shall be subject to adjustment, from time to time, as follows:

(i)           Adjustments for Stock Dividends, Recapitalizations, Etc.  If after the Closing Date Coachmen (A) pays a stock dividend or make a distribution (on or in respect of any class of its capital stock) in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (B) subdivides its outstanding shares of Common Stock, (C) combines its outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of its shares of Common Stock any shares of capital stock of Coachmen, then, in any such case, the current conversion price in effect immediately prior to such action shall be adjusted to a price such that if the Holder were to convert the Note in full immediately after such action, the Holder would be entitled to receive the number of shares of capital stock of Coachmen that it would have owned immediately following such action had the Note been converted immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such conversion price shall thereafter be subject to further adjustments under this Section 4.  An adjustment made pursuant to this subsection (i) shall become effective retroactively on the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii)           Adjustments for Other Distributions.  If after the Closing Date Coachmen fixes a record date for the making of a distribution to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which Coachmen is the continuing corporation) of (A) cash (whether or not payable out of earnings or surplus), (B) other assets (other than dividends payable in Common Stock), (C) evidences of indebtedness or other securities of Coachmen or of any entity other than Coachmen (other than dividends payable in Common Stock), or (D) subscription rights, options or warrants to purchase any of the foregoing assets or securities, whether or not such rights, options or warrants are immediately exercisable (any such distribution under clause (A), (B), (C) or (D), hereinafter collectively referred to as “Distributions on Common Stock”), Coachmen shall deliver to the Holder the Distribution on Common Stock to which it would have been entitled if it had converted the Note in full for shares of Common Stock immediately prior to the record date for the purpose of determining stockholders entitled to receive such Distribution on Common Stock.

(iii)           Adjustments for Issuance of Additional Stock; Change in Stock Price.  Except as provided for in Section 4(e)(i) hereof, if Coachmen at any time or from time to time issues any additional Common Stock (including without limitation an issuance of any options, warrants or similar rights to purchase Common Stock or securities convertible into or exchangeable for Common Stock), and such additional Common Stock results in more than 16,403,409 shares of Common Stock to be outstanding on a Fully-Diluted Basis, then, and thereafter successively upon each such issuance, the current conversion price shall forthwith be reduced to a price that will allow the Holders of the Notes to convert into the same percentage of the total Common Stock outstanding on a Fully-Diluted Basis after the issuance of such additional Common Stock as they were able to convert into immediately prior to the issuance of such additional Common Stock.  In addition to the foregoing, if the average stock price for a share of Common Stock in any ninety (90) day period is below the then existing conversion price, then on each such occasion as the same may occur from time to time after the Closing and prior to April 27, 2010, the then existing conversion price shall be reduced to the amount of such ninety (90) day average; provided that the conversion price will not be reduced below $.50 (as adjusted for stock splits, dividends, etc.) pursuant to this sentence alone.  During the period beginning on the Closing Date and ending on April 27, 2010, the Holder shall not engage in any short sale (as defined in Regulation SHO as promulgated by the Securities and Exchange Commission) of Common Stock.

(iv)           Accountants’ Certification.  Whenever the current conversion price is adjusted as provided in this Section 4(e), Coachmen shall promptly obtain an officer’s certificate of its Chief Financial Officer setting forth the current conversion price as so adjusted, the computation of such adjustment and a brief statement of the facts accounting for such adjustment, and shall mail to the Holder a copy of such certificate.  The Holder shall be entitled to review such certificate and propose any modifications thereto.  In the event of any dispute between the Holder and Coachmen over a conversion price adjustment, the two parties shall submit the matter for final and binding resolution to Grant Thornton LLP, or if Grant Thornton LLP is unable to serve in such capacity, another independent accounting firm mutually acceptable to both parties (the “Independent Accountant”).

(v)           Antidilution Adjustments under other Securities.  Without limiting any other rights available hereunder to the Holder, if there is an antidilution adjustment (A) under any security which is convertible into Common Stock (except for the Notes), whether issued prior to or after the date hereof or (B) under any rights, options or warrants to purchase Common Stock, whether issued prior to or after the date hereof, that (in the case of clause (A) or (B) above) results in a reduction in the exercise or purchase price with respect to such security or rights or results in an increase in the number of shares obtainable under such security or rights, then an adjustment shall be made under this Section 4(e)(v) to the current conversion price hereunder.  Any such adjustment under this Section 4(e)(v) shall be whichever of the following results in a lower current conversion price: (1) a reduction in the current conversion price equal to the percentage reduction in such exercise or purchase price with respect to such security or rights or (2) a reduction in the current conversion price that will result in the same percentage increase in the number of shares of Common Stock available upon conversion of the Note as the percentage increase in the number of shares of Common Stock available under such security or rights.  Any such adjustment under this Section 4(e)(v) shall be made only if it would result in a lower current conversion price than that which would be determined pursuant to any other antidilution adjustment otherwise required hereunder as a result of the event or circumstance that triggered the adjustment to the securities or rights described in clause (A) or (B) above (and if any such adjustment is so made under this Section 4(e)(v) then such other antidilution adjustment otherwise required hereunder shall not be made as a result of such event or circumstance).

(vi)           Other Adjustments.  Without limiting any provisions of this Section 4(e) or any other provisions of this Note, if any event shall occur for which none of the provisions of this Section 4(e) strictly apply, but the Holder in good faith determines that an adjustment is needed to fairly protect the conversion rights represented by the Notes in accordance with the essential intent and principles of this Section 4(e), then, Coachmen and the Holder shall attempt in good faith to determine the appropriate adjustment to be made.  If after two Business Days such efforts are unsuccessful, the parties shall retain the Independent Accountant to render a decision as to the adjustment, if any, that is necessary to preserve, without dilution, the conversion rights represented by the Notes, which decision shall be final and binding upon Coachmen, the other Borrowers and the Holder.  Upon receipt of such decision, Coachmen shall promptly mail copies thereof to the Holder and shall make the adjustments described therein.

(vii)           Meaning of “Issuance.”  References in this Section 4 to “issuance” of stock by Coachmen include issuances by Coachmen of previously unissued shares and issuances, sales or other transfers by Coachmen of treasury stock.

(viii)           Participation in Rights Offerings.  In the event Coachmen shall effect an offering of Common Stock or other stock pro rata among its stockholders, the Holder shall be entitled, at the Holder’s option, regardless of whether the Note is otherwise then convertible, in lieu of the adjustments set forth herein, to elect to participate in each and every such offering as though the Note had been converted in full and the Holder was, at the time of any such rights offering, a holder of that number of shares of Common Stock to which the Holder would then be entitled to on the exercise thereof.

(ix)           Participation in Stock Dispositions.  In the event that Coachmen shall offer, approve, accept or recommend an offering, sale, transfer, redemption, cancellation or other disposition of Common Stock (including, without limitation, by way of any merger, capital reorganization, or reclassification or recapitalization of the capital stock of Coachmen) to its stockholders (other than in any offering described in Section 4(e)(i) above) or in the event Coachmen liquidates or dissolves following a sale or transfer of all or substantially all of its assets to any entity, Coachmen shall arrange as part of such offering or sale for the participation of the Holder, at the Holders’ option, whether or not the Note is then convertible, to include the shares of Common Stock issuable upon conversion of the Note in such offering or sale upon substantially identical terms.

(x)           Consolidation or Merger.  If Coachmen shall at any time consolidate with or merge into another corporation or other entity (whether or not Coachmen is the continuing corporation after such merger or consolidation), the Holder shall thereafter be entitled to receive, upon the conversion of the Note in whole or in part, the securities or other property to which (and upon the same terms and with the same rights as) a holder of the number of shares of Common Stock then deliverable upon such conversion would have been entitled to upon such consolidation or merger (subject to subsequent adjustments under Section 4(e) hereof), and Coachmen shall take such steps in connection with such consolidation or merger as may be necessary to assure the Holder that the provisions of this Note shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the conversion of the Note, including, but not limited to, obtaining a written acknowledgment from the continuing corporation of its obligation to supply such securities or property upon such conversion and to be so bound by the Note and the Loan Agreement.  A sale, transfer or lease of all or substantially all of the assets of Coachmen to another person shall be deemed a consolidation or merger for the foregoing purposes.  The rights of the Holder pursuant to this Section 4(e)(x) are in addition to any redemption rights afforded to the Holder pursuant to Section 9 of the Loan Agreement in the event of a Change of Control or Asset Sale (in each case as defined in the Loan Agreement); provided, that, the Holder shall no longer have any rights pursuant this Section 4(e)(x) with respect to any portion of the Note actually redeemed by Coachmen in accordance with the provisions of Section 9 of the Loan Agreement.

(f)           Notice to Holder.

If at any time

(i)           Coachmen  takes any action that would require an adjustment in the current conversion price pursuant to Section 4(e)(i), (iii), (v) or (vi); or

(ii)           Coachmen authorizes granting any Distributions on Common Stock to the holders of its Common Stock as set forth in Section 4(e)(ii); or

(iii)           there is any capital reorganization or reclassification of Coachmen’s Common Stock (other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), or any consolidation or merger to which Coachmen is a party and for which approval of any stockholders of Coachmen is required, or any sale, transfer or lease of all or substantially all of the assets of Coachmen, or

(iv)           there is a voluntary or involuntary dissolution, liquidation or winding-up of Coachmen,

then, in any one or more of said cases, Coachmen shall give written notice to the Holder not less than twenty (20) days before any record date or other date set for definitive action, of the date on which such action, reorganization, reclassification, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case maybe.  Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current conversion price and the kind and amount of the shares and other securities and property deliverable upon conversion of the Notes.  Such notice shall also specify any date as of which the holders of record of the Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

5.           Non-Circumvention.  The Borrowers hereby covenant and agree that neither Coachmen nor any other Borrower shall, by amendment of its articles of incorporation or articles of formation (as applicable) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and shall at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

6.           Joint and Several Liability.  Each of the Borrowers is jointly and severally liable to pay all obligations owing to the Holder under this Note and the Loan Agreement, and the Holder may seek payment of any obligation due, or exercise any right pursuant to, this Note, the Loan Agreement, or any other Transaction Document (as defined in the Loan Agreement), against any individual Borrower or against any combination of the Borrowers, in its sole discretion.

7.           Transfer.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of Coachmen or any other Borrower, subject only to the provisions of Section 12.1 of the Loan Agreement.  The Borrowers shall comply with the provisions of Section 12.1 of the Loan Agreement regarding the issuance of a new Note or Notes to permitted transferees.

8.           No Prepayment.  The Borrowers may not prepay any portion of the principal or interest due or to become due pursuant to this Note under any circumstances without the prior written consent of the Holder.

9.           Remedies; Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Loan Agreement, the Registration Rights Agreement, any other Transaction Documents (as defined in the Loan Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Borrowers to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Borrowers (or the performance thereof).  The Borrowers acknowledge that a breach by of their obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Borrowers therefore agree that, in the event of any such breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10.           Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of Coachmen or other proceedings affecting Coachmen’s creditors’ rights and involving a claim under this Note, then Coachmen shall all pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys fees and disbursements.

11.           Construction; Headings.  This Note shall be deemed to be jointly drafted by Coachmen and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

12.           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13.           Waiver of Notice.  To the extent permitted by law, Coachmen hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement.

14.           Governing Law.  This Note shall be construed and enforced in accordance with and governed by the internal laws of the State of Florida, without reference to the choice of law provisions thereof.

15.           Certain Definitions.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed, and a day on which the Holder is open for the transaction of business.

(b)           “Closing Date” means October 27, 2009.

(c)           “Closing Price” means the reported last sale price of a unit of a security on a given day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the principal national securities exchange on which the security is listed or admitted to trading, or, if the security is not listed or admitted to trading on any national securities exchange, the closing sales price, or, if there is no closing sales price, the average of the closing bid and asked prices, in the over-the counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the Financial Industry Regulatory Authority, Inc. selected from time to time by Coachmen on a consistent basis for that purpose, or if no such prices are furnished, the fair market value of the security as estimated by a nationally recognized investment banking firm selected by Coachmen and approved by the Holder, which estimate shall be prepared at the expense of Coachmen; provided, however, that any determination of the “Closing Price” of any security shall be based on the assumption that such security is freely transferable without registration under the Securities Act of 1933 and without regard to any possible reduction in price that may be caused by the sale of a large block of securities.

(d)           “Common Stock” shall mean the common stock, no par value, of Coachmen.

(e)           “Delay Rate” shall have the meaning ascribed thereto in the Registration Rights Agreement.

(e)           “Fully-Diluted Basis” shall mean, as applied to the calculation of the number of shares of Common Stock outstanding at any time, after giving effect to (a) all shares of Common Stock outstanding at the time of determination; (b) all shares of Common Stock issuable upon the exercise of any option, warrant (including the Warrants) or similar right to purchase Common Stock outstanding at the time of determination; and (c) all shares of Common Stock issuable upon the conversion or exchange of any security convertible into or exchangeable for shares of Common Stock (including this Note).  Such calculation will not be made in accordance with the “treasury method.”

(f)           “Note” shall mean this 20% Senior Secured Convertible Tranche B Note, and all replacements, renewals and any other notes of like tenor hereafter issued by the Borrowers in payment of interest thereon or in substitution or exchange for any thereof.

(g)           “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

(h)           “Loan Agreement” shall mean that certain Loan Agreement, dated October 27, 2009, by and among the Borrowers and the Holder, pursuant to which the Borrowers issued the Note to the Holder.

(i)           “Out-of-Money Options” is defined in Section 4(a)(ii).

(j)           “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated October 27, 2009, by and between Coachmen and the Holder.

(k)           “Unexercised Discount” shall mean, on any given date, the number of shares of Common Stock issuable upon conversion of this Note calculated by multiplying (a) the number of Out-of-Money Options that have not been exercised as of such date by (b) thirty-percent (30%).

(m)           “Warrants” shall have the meaning assigned thereto in the Loan Agreement.

*   *   *   *   *

MIAMI 841125 v1 (2K)

IN WITNESS WHEREOF, each of the undersigned has caused this Secured Subordinated Convertible Tranche B Note to be executed and issued on its behalf by its officer thereunto duly authorized.

HOLDER H.I.G. ALL AMERICAN, LLC By: Title:	BORROWERS COACHMEN INDUSTRIES, INC. By: /s/ Richard M. Lavers Title: President and CEO
ALL AMERICAN HOMES, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF COLORADO, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF GEORGIA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF INDIANA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF IOWA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF NORTH CAROLINA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF OHIO, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN BUILDING SYSTEMS, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN SPECIALTY VEHICLES, LLC By: /s/ James T. Holden Title: Secretary
COACHMEN MOTOR WORKS, LLC By: /s/ James T. Holden Title: Secretary
COACHMEN MOTOR WORKS OF GEORGIA, LLC By: /s/ James T. Holden Title: Secretary
CONSOLIDATED BUILDING INDUSTRIES, LLC By: /s/ James T. Holden Title: Secretary
CONSOLIDATED LEISURE INDUSTRIES, LLC By: /s/ James T. Holden Title: Secretary
COACHMEN OPERATIONS, INC. By: /s/ James T. Holden Title: Secretary
COACHMEN PROPERTIES, INC. By: /s/ James T. Holden Title: Secretary
MOD-U-KRAF HOMES, LLC By: /s/ James T. Holden Title: Secretary
SUSTAINABLE DESIGNS, LLC By: /s/ James T. Holden Title: Secretary

MIAMI 841125 v1 (2K)

ANNEX A

FORM OF CONVERSION NOTICE
(To be signed only on conversion of the Note)

To:           Coachmen Industries, Inc.

The undersigned holder of the within Tranche B Note, hereby irrevocably elects to convert such Tranche B Note (or $_______ of the principal amount thereof) into  _________________ shares of Common Stock of Coachmen Industries, Inc., an Indiana corporation, and requests that the certificates for such shares be issued in the name of, and delivered to
, whose address is
.

Dated:
(Signature must conform to name of holder as
 specified on the face of the Note)

MIAMI 841125 v1 (2K)

ANNEX B

OUT-OF-MONEY OPTIONS

Name	Grant Date	Expiration Date	Shares	Exercise Price
Geoffrey Bloom	5/3/2001	5/3/2011	1,000	$10.50
Geoffrey Bloom	5/2/2002	5/2/2012	1,000	$18.68
Geoffrey Bloom	5/1/2003	5/1/2013	1,000	$12.65
Charles Bower	10/6/2000	10/6/2010	600	$10.00
Charles Bower	2/19/2002	2/19/2012	1,600	$16.50
Charles Bower	3/28/2003	3/28/2013	500	$11.18
Melanie DeMorrow	2/19/2002	2/19/2012	400	$16.50
Melanie DeMorrow	3/28/2003	3/28/2013	300	$11.18
Robert Deputy	5/3/2001	5/3/2011	1,000	$10.50
Robert Deputy	5/2/2002	5/2/2012	1,000	$18.68
Robert Deputy	5/1/2003	5/1/2013	1,000	$12.65
Gary Duncan	10/6/2000	10/3/2010	400	$10.00
Gary Duncan	2/19/2002	2/19/2012	800	$16.50
Gary Duncan	3/28/2003	3/28/2013	300	$11.18
Delven Herr	10/6/2000	10/3/2010	2,000	$10.00
Delven Herr	2/19/2002	2/19/2012	3,500	$16.50
Delven Herr	3/28/2003	3/28/2013	500	$11.18
Donald Hudler	5/3/2001	5/3/2011	1,000	$10.50
Donald Hudler	5/2/2002	5/2/2012	1,000	$18.68
Donald Hudler	5/1/2003	5/1/2013	1,000	$12.65
John Hurley	3/28/2003	3/28/2013	300	$11.50
William Johnson	5/3/2001	5/3/2011	1,000	$10.50
William Johnson	5/2/2002	5/2/2012	1,000	$18.68
William Johnson	5/1/2003	5/1/2013	1,000	$12.65
David Kurth	10/6/2000	10/6/2010	1,500	$10.00
David Kurth	8/6/2001	8/6/2011	600	$12.00
David Kurth	2/19/2002	2/19/2012	1,600	$16.50
David Kurth	3/28/2003	3/28/2013	500	$11.18
Richard Lavers	10/6/2000	10/3/2010	36,000	$10.00
Richard Lavers	2/19/2002	2/19/2012	5,500	$16.50
Richard Lavers	3/28/2003	3/28/2013	1,600	$11.18
Edwin Miller	5/3/2001	5/3/2011	1,000	$10.50
Edwin Miller	5/2/2002	5/2/2012	1,000	$18.68
Edwin Miller	5/1/2003	5/1/2013	1,000	$12.65
Jeffrey Powell	3/28/2003	3/28/2013	500	$11.18
Neil Sayers	2/19/2002	2/19/2012	3,500	$16.50
Neil Sayers	3/28/2003	3/28/2013	500	$11.18
Les Thimlar	10/6/2000	10/6/2010	600	$10.00
Les Thimlar	3/28/2003	3/28/2013	300	$11.18

MIAMI 841125 v1 (2K)